Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arbitron Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-82522) on Form S-3 and registration statements (Nos. 33-49601, 33-61551, 33-34035, 2-9757, 33-56833, 33-54379, 33-56325, 33-62319, 33-64913, 333-01793, 333-01887, 333-03661, 333-28069, 333-58143, 333-58145, 333-66643, 333-50757, 333-83455, 333-89565, 333-39384, 333-56296, 333-56826, 333-85492 and 333-124663) on Form S-8 of Arbitron Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Arbitron Inc., as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Arbitron.
As discussed in Note 2, of the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004) Share Based Payment, on January 1, 2006, Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans on December 31, 2006 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes on January 1, 2007.
/s/ KPMG LLP
Baltimore, Maryland
February 27, 2008